EXHIBIT 99.2

NEWS
FINANCIAL
RELATIONS BOARD

        RE: NN, Inc.
                            2000 Waters Edge Drive
                                                                   Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                      AT FINANCIAL RELATIONS BOARD
Will Kelly                                                                                                                                                                  Marilynn Meek                         Susan Garland
Vice President and Chief Administrative Officer                        (General info)       (Analyst info)
(423)743-9151                                                                                                                                                            212-827-3773       212-827-3775

FOR IMMEDIATE RELEASE
October 2, 2006

NN, INC. NAMES DAVID M. GILSON VICE PRESIDENT OF MARKETING

Johnson City, Tenn, October 2, 2006- NN, Inc. (Nasdaq: NNBR) today announced that David M. Gilson, 41, has been named to the position of Vice President of Marketing. Roderick R. Baty, Chairman and Chief Executive Officer, commented, “We are pleased to have Dave join NN’s senior management team. His extensive global marketing experience includes responsibilities in the Americas, Europe and Asia.

Mr. Baty continued, “Dave brings to us over 15 years of experience in new product development, technical services, solutions based selling activities and applications marketing. We look forward to him providing a leadership role as we fully develop and execute our strategic growth plan. Applications marketing has been identified as a critical competency and component of our strategy moving forward.”

Prior to joining NN, Mr. Gilson’s most recent position was with Ashland Inc.’s Castings Solutions Business Unit, as a Global Marketing Manager. While there, Mr. Gilson was responsible for global product management, development of market driven based selling approaches, and the marketing and R&D interface. Mr. Gilson holds an MBA from the University of Wisconsin-Milwaukee and a B.S in Metallurgical Engineering from the University of Wisconsin-Madison.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.